6709272-v4\GESDMS

Exhibit 10.3
6709272-v4\GESDMS
2018 Elanco Stock Plan

Form of Restricted Stock Unit Award Agreement for Directors
This restricted stock unit award has been granted on [_______], 2019 (“Grant Date”) by Elanco Animal Health, Inc., an Indiana corporation (“Elanco” or the “Company”), to the Director who has received this agreement.
Number of Shares:

Vesting Date:     100% on [_____], 2022

i
6709272-v4\GESDMS
Table of Contents
Section 1.    Grant of Restricted Stock Unit Award    1
Section 2.    Vesting and Deferral    1
Section 3.    Distribution of Deferred Award    1
Section 4.    Rights of the Director    2
Section 5.    Change in Control    2
Section 6.    Taxes    2
Section 7.    Adjustments    3
Section 8.    Section 409A Compliance    3
Section 9.    Miscellaneous Provisions    3

6709272-v4\GESDMS

Section 1.	Grant of Restricted Stock Unit Award
Elanco has granted to the Director an award of restricted stock units (the “Restricted Stock Units” or the “Award”) with respect to the number of shares of Elanco Common Stock (the “Shares”) referenced on page 1 of this document, pursuant to and subject to the terms and conditions set forth in the 2018 Elanco Stock Plan (the “Plan”) and to the terms and conditions set forth in this Restricted Stock Unit Award Agreement (the “Award Agreement”). In the event of any conflict between the terms of the Plan and this Award Agreement, the terms of the Plan shall govern.
Any capitalized terms used but not defined in this Award Agreement shall have the meanings set forth in the Plan.

Section 2.	Vesting and Deferral
The Award shall vest as to 100% of the Shares subject to the Award at the close of business in Greenfield, Indiana, U.S.A. on [______], 2022 (the “Vesting Date”), provided the Director actively provides Service through the Vesting Date. In the event that the Director’s Service terminates prior to the Vesting Date for any reason or in any circumstance, the unvested Award shall be forfeited. Delivery of the Shares issuable upon the Vesting Date shall be automatically deferred and such Shares shall be notionally credited to the Director's Deferred Stock Account under the Elanco Animal Health, Inc. Director Deferral Plan (the “Deferral Plan”). For this purpose, the term "Deferred Stock Account" shall have the meaning set forth in the Deferral Plan, except that the sub-account established thereunder for Plan Year (as such term is defined in the Deferral Plan) 2019 shall reflect the Shares mandatorily deferred pursuant to this Award Agreement, as well as amounts the Director has otherwise elected to defer into the Deferred Stock Account for Plan Year 2019.

Section 3.	Distribution of Deferred Award

a.
Distribution of the Award shall be made in accordance with the applicable provisions of Section 6 of the Deferral Plan. Accordingly, except as otherwise permitted by the Deferral Plan, the vested Award shall be distributed on the earlier of the Director's "separation from service" (as defined in Section 409A of the Code) and the Director's death, pursuant to the payment provisions of the Deferral Plan. In accordance with the applicable provisions of the Deferral Plan, the Director may designate a beneficiary who shall be entitled to receive distribution of the vested Award in the event of the Director's death.

b.
In accordance with the provisions of Section 6(a) of the Deferral Plan, the Director may elect to receive distribution of his or her vested Award upon the Director's separation from service in either a single lump sum or in between two (2) and ten (10) annual installments, provided that such election is made on or before the thirtieth (30th) day after the Grant Date. In the absence of such election duly made by the Director within such period following the Grant Date, the vested Award will be distributed in a single lump sum.

c.	Except as otherwise provided in Section 6(b) and Section 6(f) of the Deferral Plan, the Award shall be distributed in whole Shares.
Section 4.Rights of the Director

a.
Except as otherwise set forth in Section 4(b) below, the Director shall have no rights as a shareholder of the Company with respect to any Shares subject to the Award until the Shares are actually issued or transferred to the Director and held of record by the Director on the books of the Company.

b.
Pursuant to Section 12.4 of the Plan, the Award shall include Dividend Equivalent Rights. In this regard, if cash dividends are paid on Company Shares between the Grant Date and the date the Award is settled pursuant to Section 3 above, Dividend Equivalent Rights, in the form of Shares, shall be credited to the Director's Deferred Stock Account in accordance with the provisions of Section 5(e) of the Deferral Plan. Such Shares relating to Dividend Equivalent Rights will be distributed at the same time and in the same form as the Award.

c.
Neither this Award Agreement nor any action in accordance with this Award Agreement shall be construed to create a trust of any kind. The right of the Director to receive payment of Shares (or cash) pursuant to this Award Agreement shall be an unsecured claim against the general assets of the Company. The Award is an unfunded deferred compensation award.

Section 5.Change in Control
In no event will the Award vest or become nonforfeitable prior to the first anniversary of the Grant Date, except as permitted by Section 409A of the Code. Accordingly, unless a Change in Control constitutes a "change in control event" within the meaning of the Treasury Regulations under Section 409A of the Code, the provisions of Section 13.2(a) of the Plan shall apply to this Award only to the extent that a Change in Control occurs on or after the first anniversary of the Grant Date. To the extent that the Award vests upon a Change in Control, settlement of the Award shall remain subject to Section 3 above.

Section 6.	Taxes
The Director acknowledges that the Director will consult with his or her personal tax advisor regarding any Tax-Related Items that arise in connection with the Award, including, for the avoidance of doubt, the receipt of any dividends and/or Dividend Equivalent Rights. The Director is relying solely on such advisor and is not relying in any part on any statement or representation of the Company or any of its agents. The Company shall not be responsible for withholding any applicable Tax-Related Items, unless required by applicable law. The Company may take such action as it deems appropriate to ensure that all Tax-Related Items, which are the Director’s sole and absolute responsibility, are withheld or collected from the Director, if and to the extent required by applicable law. In this regard, unless otherwise determined by the Board, any obligation to withhold Tax-Related Items shall be satisfied by the Company withholding from the Shares to be issued upon distribution of the Award (including any Dividend Equivalent Right) a number of Shares having a fair market value on the date that the Tax-Related Items withholding are determined sufficient to satisfy the amount of Tax-Related Items required to be withheld. Notwithstanding the foregoing, if an obligation to withhold Tax-Related Items arises prior to the distribution of the Award, the Company will have the power and the right to require the Director to remit to the Company, the amount necessary to satisfy such Tax-Related Items. The Company may refuse to settle the Award if the Director fails to comply with his or her obligations for Tax-Related Items described in this Section 6.

Section 7.	Adjustments
In the event of an adjustment event described in Section 13.1 of the Plan, the Award (including any Dividend Equivalent Rights) shall be subject to adjustment as provided in Section 13.1 of the Plan.

Section 8.	Section 409A Compliance
It is intended that this Award comply with the requirements of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder (“Section 409A”) and this Award shall be interpreted and administered by the Board in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A. Notwithstanding any provision of the Plan to the contrary, the Board may, but shall not be obligated to, adopt such amendments to the Plan and the Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, in each case, without the consent of the Director, that the Board determines are necessary or appropriate to ensure that the Award complies with the requirements of Section 409A and thereby avoid the application of any penalty taxes under such Section 409A or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A if compliance is not practical. Nothing in the Plan or in the Award Agreement shall provide a basis for any person to take any action against the Company or any affiliate based on matters covered by Section 409A, including the tax treatment of the Award, and neither the Company nor any affiliate will have any liability under any circumstances to the Director or any other party if the Award that is intended to be compliant with Section 409A is not compliant or for any action taken by the Board with respect thereto.

Section 9.	Miscellaneous Provisions

a.
The Director may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited to the United States, which may affect the Director’s ability to directly or indirectly, for the Director or for a third party, acquire or sell, or attempt to sell, or otherwise dispose of Shares acquired under the Plan during such times as the Director is considered to have “inside information” regarding the Company (as determined under the laws or regulations in the applicable jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Director acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Director should consult with his or her personal legal advisor on this matter.

b.
If the Director has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

c.
If one or more of the provisions of this Award Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan. The section headings in this Award Agreement are for convenience of reference only and shall not be deemed a part of, or germane to, the interpretation or construction of this instrument.

d.
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Director's participation in the Plan or the Director's acquisition or sale of the underlying Shares. The Director should consult with his or her own personal tax, legal and financial advisors regarding the Director's participation in the Plan before taking any action related to the Plan.

e.
The Company may, in its sole discretion, deliver any documents related to the Award by electronic means or request the Director’s consent to participate in the Plan by electronic means. The Director hereby consents to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or a third party vendor designated by the Company.

f.
Any notice to be given under the terms of this Award Agreement shall be in writing and addressed to the Company at its principal office to the attention of the Secretary, and to the Director at the Director’s last address reflected on the Company’s records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be given only when received, but if the Director is no longer a member of the Board, shall be deemed to have been duly given by the Company when enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government.

g.
The Award and all rights of the Director under this Award Agreement are subject to the terms and conditions of the provisions of the Plan, incorporated herein by reference. The Director agrees to be bound by the terms of the Plan and this Award Agreement. The Director acknowledges having read and understood the Plan and this Award Agreement. Unless otherwise expressly provided in other sections of this Award Agreement, provisions of the Plan that confer discretionary authority on the Board do not (and shall not be deemed to) create any rights in the Director unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board so conferred by appropriate action of the Board under the Plan after the date hereof.

h.
This Award Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Award Agreement may be amended pursuant to Section 3.3(j) of the Plan. Such amendment must be in writing and signed by the Company. The Company may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Director hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

i.	This Award Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

j.
The Company reserves the right to impose other requirements on the Director’s participation in the Plan, on the Award and on any Shares acquired under the Award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Director to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

k.
The validity and construction of this Award shall be governed by the laws of the State of Indiana, U.S.A. without regard to laws that might cause other law to govern under applicable principles of conflict of laws. For purposes of litigating any dispute that arises under this Performance Award, the parties hereby submit to and consent to the jurisdiction of the State of Indiana, and agree that such litigation shall be conducted in the courts of Marion County, Indiana, or the federal courts for the United States for the Southern District of Indiana, and no other courts, where this Award is granted and/or to be performed.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed in Indianapolis, Indiana, by its proper officer.
ELANCO ANIMAL HEALTH, INC.

By: _________________________
Jeffrey N. Simmons
President, Chief Executive Officer and Director

Accepted by:__________________

Print name:

Date: